Exhibit 99.3

GeoPharma, Inc. Provides Positive Forward Looking Guidance for all Aspects of Its Business Model

LARGO, Fla., Nov. 15 /PRNewswire-FirstCall/ — GeoPharma, Inc. (Nasdaq: GORX) (the “Company”) GeoPharma, Inc. today reiterated the positive outlook for its overall business as detailed in their second quarter conference call dated November 14, 2007, including positive forward looking revenue guidance for the fiscal year ending March 31, 2008 and the fiscal year ending March 31, 2009.

“The company looks forward confidently to the future as our short, intermediate and long term plans begin to come together in a manner that will translate into top and bottom line growth,” said Mihir K. Taneja. “The company couldn’t be more pleased to have consummated the Dynamic Health Products Inc. (“Dynamic”) acquisition on October 15th, 2007 and for its completion to improve the revenue expectations anticipated for the fiscal years ending March 31, 2008 and March 31, 2009.”

“The benefit of the first 5 months of the Dynamic deal should contribute 27 million dollars to GeoPharma’s revenues during that period, that being said, we anticipate revenues in the 63 to 65 million dollar range for the March 31, 2008 fiscal year,” stated GeoPharma VP/CFO Carol Dore-Falcone. “Furthermore, for the fiscal year ending March 31, 2009, we believe that revenues in excess of 100 million dollars are more than achievable. Eliminating a marginally profitable Pharmacy Benefit Management (“PBM”) business segment effective May 15, 2007 and replacing it with Dynamic, a more profitable distribution model, makes for an attractive transition given Dynamic is expected to provide higher revenues and profits.”

Commenting on the FDA approval of generic Carprofen, GeoPharma CEO Mihir K. Taneja stated, “We intend to produce and distribute our newly approved drug offering and fully expect the first batches to be shipped shortly and those sales to be reflected in the 3rd quarter ending December 31st, 2007.”

“Having the Dynamic deal closed and our first FDA drug approval realized should illustrate to the street our ability to execute our stated strategic objectives,” continued Taneja. “This is only the beginning of the company’s financial blueprint. GeoPharma’s drug pipeline contains 12 ANDA’s and other drug products, several of these initiatives are pending approval and process completion. GeoPharma projects having 6 drug products contributing to the business model by the period ending March 31st, 2009, adding approximately 15 million dollars for that period to the top line. Our dedicated 100,000 Sq. Ft. Beta Lactam facility will play a major role in our future success and we continue to be encouraged by its progression toward production.”

“The company predicts significant improvements in revenue and income in all aspects of our core businesses, not only for the remainder of the fiscal year, but for the foreseeable future. Understandably, with our recent developments, coupled with the knowledge that several new manufacturing contracts are currently coming online and the inventory restructuring of a major manufacturing client completed, it is easy for the company to be bullish,” concluded Mr. Taneja.

A replay of the conference call will be available from 1:30 PM (ET) on November 14 through November 21, by dialing 1-888-286-8010 and entering pass code 38097544.

About GeoPharma, Inc.:

GeoPharma, Inc. is a rapidly growing pharmaceutical company specializing in the manufacturing and distribution of over-the-counter, nutritional, generic drug and functional food products. The company’s growth strategy is to capitalize on its manufacturing expertise to develop high margin generic or novel drugs for niche markets with high barriers to entry. GeoPharma’s competitive advantage lies in its ability to circumvent or overcome the challenges in these markets. For more about GeoPharma, Inc., go to our websites at www.geopharmainc.com, www.hoodiadexL10.com and www.onlineihp.com.

This press release may contain statements, which constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

SOURCE GeoPharma, Inc.